AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON January 25, 2005 REGISTRATION NO. 333-114610

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       THORIUM NUCLEAR ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

     Nevada                         1099                     87-0638336
--------------------     --------------------------    -----------------------
(State or other               (Primary Standard           (I.R.S.  employer
  jurisdiction           Classification Code Number)   identification   number)
of incorporation
 or organization)

                       THORIUM NUCLEAR ENERGY CORPORATION
                       ----------------------------------
                                19 West 200 South
                                    Suite 220
                           Salt Lake City, Utah 84111
                                 (801) 322-3401
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              HARRY WINDERMAN, ESQ.
                                 GENERAL COUNSEL
                       THORIUM NUCLEAR ENERGY CORPORATION
                         2295 CORPORATE BOULEVARD, N.W.
                                    SUITE 140
                            BOCA RATON, FLORIDA 33431
                                 (561) 241-0332
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At a time or times as may be determined by the selling stockholders after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering by Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed by Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed by Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis by Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If delivery of the prospectus is expected to be made by Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

------------------------------------- ------------------- --------------------- ---------------------- ------------------
Title of Each Class of                Amount    to    be  Proposed     Maximum  Proposed      Maximum  Amount of
Securities to be Registered           registered          Aggregate   Offering  Aggregate    Offering  Registration Fee
                                                          Price Per Share       Price
------------------------------------- ------------------- --------------------- ---------------------- ------------------
Common Stock, $.001 par value         32,500,000(1)       $0.10(1)(2)           $3,250,000.00(1)       $ 382.53
------------------------------------- ------------------- --------------------- ---------------------- ------------------
Total                                                                                                  $ 382.53(3)
------------------------------------- ------------------- --------------------- ---------------------- ------------------

1. Represents 32,500,000 shares of common stock issued to the original owners of shares of the Company.

2. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Exchange Act of 1933 based on $0.10, the estimate of the per share sales prices of the common stock on the OTC Bulletin Board upon registration and sale of the stock.

3. Registration fee of $407.98 was paid when Form SB-2 registration statement was filed on April 19, 2004.

The Registrant hereby amends this registration statement on a date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on a date as the Commission, acting by said Section 8(a), may determine.

                  Subject to completion, dated January 25, 2005



                                   PROSPECTUS

                                32,500,000 SHARES

                       THORIUM NUCLEAR ENERGY CORPORATION

                                  COMMON STOCK


The selling stockholders listed on page 30 are offering 32,500,000 shares of the common stock through this prospectus.

Our shares do not currently trade but we anticipate making an application for trading on the OTC Bulletin Board shortly after the effective date of this registration statement. The price per share of common stock on the OTC Bulletin Board is anticipated to be $0.10.

AN INVESTMENT IN THE SECURITIES OFFERED INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY YOU IF YOU CAN AFFORD THE LOSS OF YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" AT PAGE 7.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. IF ANYONE MAKES ANY OTHER REPRESENTATION IT IS A CRIMINAL OFFENSE.

The date of this prospectus is [            ].

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. These securities are note being offered in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

Prospectus Summary                                                  6
Selected Financial Data                                             7
Use of Proceeds                                                    13
Dividend Policy                                                    13
Management's Discussion and Analysis
of Financial Condition and Results of Operations
Our Business                                                       13
Management                                                         24
Security Ownership of Beneficial Owners
and Management                                                     26
Description of Capital stock                                       27
Legal Matters                                                      32
Experts                                                            32
Index to Financial Statements                                      34

Information Not Required in Prospectus
   Item 24                                                         46
   Item 25                                                         48
   Item 26                                                         49
   Item 27                                                         50
   Item 28                                                         51

Signatures                                                         52

Exhibits:
   Stock Option Plan                                               53

                                   PROSPECTUS

                       THORIUM NUCLEAR ENERGY CORPORATION
                        32,500,000 Shares of Common Stock

Summary:
--------

THIS IS ONLY A SUMMARY OF THE INFORMATION THAT IS IMPORTANT TO YOU AND YOU SHOULD READ THE MORE DETAILED INFORMATION, INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES, APPEARING ELSEWHERE IN THIS PROSPECTUS.

About Us:
---------

We were organized under the name Hazelwood-Gable, Inc. on August 19, 1983, under the laws of the State of Idaho. As set forth in our Articles of Incorporation, we were created to engage in the business of developing mineral resources on land of public domain. However, from the time of our inception we have engaged in only minimal business operations. Pursuant to Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," we are classified as a development stage company. On April 29, 2002, we formed a corporation in Nevada with the intent to move our domicile to Nevada. We implemented our change of domicile and became a Nevada Corporation. As a result, the Idaho Corporation was dissolved. On November 4, 2003, we filed a certificate of amendment to change our name to American Thorium, Inc. On February 5, 2004, we filed a certificate of amendment to change our name to Thorium Nuclear Energy Corporation.

Our Business:
-------------

We control the mineral rights to approximately 100 separate resource claims issued by the United States Department if the Interior, Bureau of Land Management ("BLM"), each consisting of approximately 20 acres in the Lemhi Pass Region of Idaho. Our purpose is to seek to explore and potentially exploit the commercial development of Thorium and other rare earth metal deposits reserves that are believed to be present on these claims by forming joint ventures with mining, alternative energy and other related companies, with the resources necessary to capitalize on these reserves. There are no assurances however, that we will either be able to enter into an agreement with a strategic partner with the required expertise in mining, and or nuclear technology or that our reserves will be successfully developed.

Our Offices:
------------

Our executive offices are located at 56 West 400 South, Suite 220, Salt Lake City, Utah 84101. Our telephone number is (801) 322-3401.

About The Offering:
-------------------

Common Stock Offered by the selling stockholders               32,500,000 shares

Common Stock Outstanding                                       32,500,000 shares
Common Stock to be Outstanding after the Offering              32,500,000 shares

Use of Proceeds - We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Proposed OTC Bulletin Board Symbol                             "BFCC"

Risk Factors - An investment in the shares involves a high degree of risk. See "Risk Factors" beginning on page 6 of this prospectus.

Summary Financial Data
(Dollar amounts and share data)

                                September 30,         December 31,
                                -------------         ------------
                                           (Unaudited)
                                    2004                  2003

Revenue                              --          --

BALANCE SHEET DATA

Working Capital                  $(23,135)             $ (2,359)
Total Assets                         --                    --
                                                       $  4,133
Total Liabilities                $ 23,135              $  6,492
Stockholders' Equity (Deficit)   $   --                $ (2,359)


Risk Factors.
-------------

An investment in the shares discussed in this prospectus involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information contained in this prospectus prior to making an investment decision.

Our Claims Require Payment of Annual Fees to the BLM.
-----------------------------------------------------

In order to maintain our mineral rights in our claims we are required to pay an annual fee of $100.00 per claim or an aggregate of $6,200.00. We have limited resources and cannot predict when or if mining operations will commence or they commence whether they will generate sufficient income to pay the required fees and royalties. In the event these fees and royalties are not paid, we will lose our claims and the right to future income.

We Are a Company with no operating History.
-------------------------------------------

We can not be sure that we will ever have profitability or positive cash flow at any time. We have no operating history.

We Do Not Have Sources for Working Capital if Needed.
----------------------------------------------------

We cannot predict when or how much money we will need to operate, if any. Any equity financing could reduce ownership of existing stockholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters. If we were unable to obtain financing as needed, we could be forced to significantly curtail our operations or cease our business activities entirely.

We Have No Operating History or Revenue or Fixed Assets.
--------------------------------------------------------

Since being established in 1983, we have had not had revenues or earnings from operations. Our assets are solely the Thorium reserves. We will, in all likelihood, sustain operating expenses without corresponding revenues, at least until the consummation of a joint venture with a mining company or other such entity with a related interest. This may result in our incurring a net operating loss which will increase until such time that we can successfully consummate a joint venture or other business arrangement that may result in the profitable recovery of our Thorium reserves. We can give no assurance however, that we can identify such a business opportunity, enter into such an arrangement or profitably recover our Thorium reserves.

Our Auditors Have Expressed a Going Concern Opinion
---------------------------------------------------

Our independent auditors discuss our ability to continue as a going concern. The auditors include a statement in their auditors' report on the December 31, 2003 financial statements that our ability to continue as a going concern is dependent upon our ability to successfully secure additional capital resources and attain profitable operations." If we are unable to obtain adequate capital, we could be forced to significantly curtail or totally cease operations.

Our Proposed Operations are Highly Speculative Because We Have No Joint Venture Currently Planned.
--------------------------------------------------------------------------------

The success of our proposed plan of operation will depend to a great extent on the operations, financial condition and management of an identified development and mining opportunity or other strategic opportunity. If we are unable to secure joint venture partners, our business and your investment will be adversely affected.

Our Proposed Development and Mining Operations May Not be Successful
--------------------------------------------------------------------

While we intend to seek joint venture(s) with entities having established operating histories, there can be no assurance that we will be successful in locating candidates meeting such criteria or that those entities will be successful in developing and mining our Thorium reserves. In the event we form a joint venture or otherwise develop and mine our Thorium reserves, of which there can be no assurance, the success of our operations may be dependent upon management of the successor firm or venture partner firm and numerous other factors beyond our control.

Competition from Other Mining Companies Could Have an Adverse Effect on Our Business.
--------------------------------------------------------------------------------

Mining companies compete to obtain favorable mining properties and to evaluate exploration prospects for drilling, exploration, development, and mining. We face competition from other similarly situated junior mining companies similarly interested in acquiring mineral properties worthy of exploration, and which companies more than likely have substantially more capital or access to the capital markets than we do. This includes other mining companies either operating in the Lemhi Pass Region or who own properties within the area where our claims are located.

We are unable to ascertain the exact number of competitor companies, or whether or when such competitors' competitive positions could improve. Thus, we may be unable to acquire or explore other attractive mining properties on terms acceptable to us. Accordingly, such competition, although customary in the mining industry, could result in delays, increased costs, or other types of adverse consequences affecting us.

We have No Agreement for the Development and Mining of Our Thorium Reserves. We Have No Marketing Agreements for the Sale of Our Thorium, if Recovered.
--------------------------------------------------------------------------------

We cannot give any assurance that we will be successful in identifying and evaluating suitable joint venture opportunities or in concluding a business arrangement. We have not identified any particular development and mining companies either within the Thorium industry or other mining industry for evaluation and cannot give any assurance that we will be able to negotiate a business arrangement on terms favorable to us. We have not established a specific length of operating history or a specified level of earnings, assets, net worth or other criteria which we will require a potential joint venture participant to have achieved, in order to consider them as an appropriate partner. Accordingly, there is no assurance that any future joint venture participant will have a successful or significant operating history.

Our Management Will Retain Control But Work Part-time.
------------------------------------------------------

Our management have other business interests and will only devote a portion of their time to the operation of our company as required, yet will be responsible for all decisions made on its behalf. They will receive no salary or other form of compensation from us until after there is income from the development and mining of our Thorium reserves, if any. While seeking a business arrangement, management anticipates devoting a minimum of approximately twenty hours per month to our business. None of our officers has entered into a written employment agreement with us and none is expected to do so in the foreseeable future. We have not obtained key man life insurance on any of our officers or directors. Notwithstanding the combined limited experience and time commitment of management, loss of the services of any of these individuals would adversely affect development of our business and our likelihood of continuing operations.

Our Officers and Directors May Have Conflicts of Interest.
--------------------------------------------------------------------------------

Our officers and directors will participate in other business ventures that could potentially be in conflict with our operations. Additional conflicts of interest and non-arms length transactions may also arise in the future in the event our officers or directors are involved in the management of any firm with which we transact business. Management has adopted a policy that we will not seek a merger with, or acquisition of, any entity in which a member of our management serves as an officer, director or partner, or in which they or their family members own or hold any ownership interest.

The  Geological  Nature  of the  Lemhi  Pass  Region  May  Have  Unusual  Mining
Conditions.
--------------------------------------------------------------------------------

The nature of the soils, the lack of specific information about the area and the lack of a professional mining engineering study may make the exploitation of the claims difficult or impossible to exploit without using extraordinary methods of mining, if at all. Until such time as further study and testing is performed, we are not able to fully assess the difficulties in exploiting the claims or determine the likely success of mining operations.

We Will Lack Market Research and Marketing Organization.
--------------------------------------------------------------------------------

We have neither conducted, nor have others made available to us, results of market research indicating that market demand exists for the transactions contemplated by us. Moreover, we do not currently have, and do not plan to establish, an organized marketing department. We will rely on our commercial partners, if successfully engaged to provide expertise and resources in that area. Our management believes that companies in the nuclear, alternative energy, and mining industries may potentially have an interest in pursuing a business transaction involving our resource claims. Even in the event demand is identified for our Thorium reserves, we cannot give any assurance that we will be successful in delivering our Thorium reserves to potential customers at a profitable basis.

We Will Lack Diversification.
--------------------------------------------------------------------------------

Our proposed operations, even if successful, will concentrate on the exploitation of our Thorium reserves. Even if we are able to successfully mine other rare earth minerals that are contained as part of our reserves, we do not believe that these deposits would be sufficient to economically support our business operations. It is therefore contemplated that the ultimate success of our operations will depend on the on the successful mining and marketing of our Thorium reserves, and as such, our activities will be limited. In addition, we may only be able to enter into one business arrangement for the development and mining of our Thorium reserves. Our inability to diversify our activities into a number of areas and with a number of joint venture participants may subject us to economic fluctuations within a particular business or industry and therefore increase the risks associated with our operations. In addition, we may be affected by the business fluctuations of our commercial partners, as well as their financial position. Therefore, it is likely that any adverse events that effect our joint venture partners will have a negative impact on us.

Federal and State Tax Consequences Will Be a Major Considerations in any Business Arrangement We May Undertake.
--------------------------------------------------------------------------------

Currently, business arrangements in the natural resources industry may be structured so as to result in beneficial Federal and State Income Tax treatment. We intend to structure any business arrangement so as to minimize the federal and state tax consequences to us; however, we cannot give any assurance that such business arrangement will meet the statutory requirements for said tax benefits.

We will Depend on Key Personnel to Control Our Business and Our Business May Suffer if They are Not Retained.
--------------------------------------------------------------------------------
There are no assurances that we will be able to retain our employees or to identify or hire additional qualified personnel, if required. The need for experienced and qualified personnel is particularly important, especially when considering the anticipated demands of future growth and the level of competition within the mining industry. Our inability to attract, hire or retain qualified personnel could potentially have an adverse effect on our operations. We are highly dependent on our key employees due to our new product and the new markets. Therefore, our success shall depend upon our ability to train and retain qualified individuals and to identify, hire and retain additional personnel if the need arises. There is a substantial level of competition within the mining industry for experienced and qualified personnel.

Our  Charter   Contains   Anti-Takeover   Provisions  that  Prevent  Changes  in
Management.
--------------------------------------------------------------------------------

Provisions of our Certificate of Incorporation and Bylaws and of the Nevada General Corporation Law could delay or impede the removal of incumbent directors, and as a result could make a merger more difficult to complete, resulting in a tender offer or proxy contest involving our company. As a result this could potentially discourage other parties from attempting to acquire control of us, even if events would be beneficial to the interests of some or all of our stockholders. We currently have 100,000,000 shares of common stock authorized and approximately 32,500,000 shares are currently outstanding. We will have the ability to issue substantially more shares than are currently outstanding, thus changing the control of the current stockholders' voting power.

We Have No Current Market For Our Stock.
--------------------------------------------------------------------------------

Prior to this offering, there has been no public market for shares of our common stock. There is no assurance that a market for the common stock will develop or shall continue following the completion of this offering, or that the public offering price will correspond to the price at which the common stock will trade subsequent to this offering.

Possible "Penny Stock" Regulation.
--------------------------------------------------------------------------------

If we are successful in having our shares traded on the OTC Bulletin Board, such trading will most likely be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker dealer to:

     * make a special suitability determination for purchasers of penny stocks;

     * receive the purchaser's written consent to the transaction prior to the purchase; and

     * deliver to a prospective purchaser of a penny stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, many prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

We Have No Control over the Stock Market.
--------------------------------------------------------------------------------

The stock market has experienced price and volume fluctuations that have particularly affected the stocks of mining industry companies, resulting in changes in the market prices of stocks of many companies that may not have been directly related to the operating performance of those companies.

We Will Not Pay a Cash Dividend in the Near Future.
--------------------------------------------------------------------------------

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future.

Control by Officers, Directors and Existing Shareholders Prevents Changes in Management.
--------------------------------------------------------------------------------

Currently, the directors as a group have the right to vote a majority of the outstanding shares of common stock. This small group will control the operations of our company and make it very hard to elect other management for us. As a result, the present officers, directors and shareholders will continue to control our operations, including the election of directors and, except as otherwise provided by law, other matters submitted to a vote of shareholders, including a merger, consolidation or other important matters.

We Provide Indemnification of Officers and Directors and It May be Difficult to Sue Them.
--------------------------------------------------------------------------------

The Nevada Statutes permit a corporation to indemnify persons including officers and directors who are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, against all expenses including attorneys' fees actually and reasonably incurred by, or imposed upon, him in connection with the defense of action, suit or proceeding by reason of his being or having been a director or officer, except where he has been adjudged by a court of competent jurisdiction and after exhaustion of all appeals to be liable for gross negligence or willful misconduct in the performance of duty. Our Bylaws provide that we shall indemnify our officers and directors to the extent permitted by the Nevada law and limit the actions that may be taken by you against the officers and directors.

We Make Estimates of Our Future In Forward-Looking Statements.
--------------------------------------------------------------------------------

The statements contained in this prospectus that are not historical fact are "forward-looking statements," which can be identified by the use of forward-looking terminology as "believes," "expects," "may," "will," "should," or "anticipates," the negatives or other variations or comparable terminology, and include statements as to the intent, belief or current our expectations with respect to the future operations, performance or position. These forward-looking statements are predictions. We cannot assure you that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to our business, which, although considered reasonable by us, may not be realized. Because of the number and range of the assumptions underlying our forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus. These forward-looking statements are based on current information and expectation, and we assume no obligation to update. Therefore, our actual experience and results achieved during the period covered by any particular forward-looking statement may differ substantially from those anticipated. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by us or any other person that these estimates will be realized, and actual results may vary materially. We can not assure that any of these expectations will be realized or that any of the forward-looking statements will prove to be accurate.


Use Of Proceeds:
----------------
We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Price Range Of Common Stock:
----------------------------
Since our formation, our common stock has not traded on any public market. We do anticipate that our stock will trade on the OTC Bulletin Board in the near future under the proposed trading symbol BFCC.

As of December 1, 2004, there were 35 Holders of record of our common stock.

Dividend Policy:
----------------
We have never declared or paid any cash dividends on our stock and do not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends, if any, in the future will be at the sole discretion of the Board of Directors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Since we have not entered into any significant operations other than the leasing of certain claims with the Federal Bureau of Land Management we do not presently have any significant financial or commercial operations or conditions to discuss. However, we have acquired a copy of a comprehensive report prepared by Idaho Energy Resource Company, which is entitled "Lemhi Pass Thorium Report". Additionally, we have performed our own internal research, examining numerous articles, reports and other publications regarding the subject matter. Representatives of our company physically monitor our claims and have performed basic geological examinations. Based on this accumulated information and data, which has been consistent in its opinion regarding the minerals present within this region, we believe that our claims within the Lemhi Pass region contain considerable deposits of Thorite, Thorium Oxide and other rare earth minerals. Accordingly, our plan of operations for the next twelve months is seek joint venture partners to develop these reserves or to otherwise dispose of our Thorium reserves in an outright sale or in the transfer with a retained royalty interest. We will rely on the expertise of our management, directors and independent consultants and advisors, if so retained, to assist us in potentially affecting such transactions

OUR BUSINESS:

Overview:

Thorium Nuclear Energy Corporation is a natural resource company with proprietary ownership and development rights to what is believed to be one of the largest deposits of high grade Thorium (Thorium Oxide) in the United States, located in the Lemhi Pass area adjacent to the Idaho and Montana border. Although Thorium is used commercially in a number of product applications, it has a most important distinction, namely, the capacity to support the nuclear fuel-cycle ThO232/U233. This cycle offers an alternative to the use of Uranium, which produces Plutonium, as well as other radioactive elements currently deployed in the operation of nuclear power facilities. According to the International Atomic Energy Agency, certain forms of Thorium , such as Thorite, may be more resistant to weapons proliferation. Thorium-based fuels can also be used in all existing reactor types without drastic modifications in the design equipment. Additionally, new reactor designs currently being considered, which are believed to be safer and more efficient than the older, first generation of nuclear reactors could be economically developed using the using the ThO232/U233 fuel cycle. Utilizing this variety of fuel would significantly enhance the overall safety of nuclear power facilities. Moreover, advanced nuclear reactors currently under development could utilize Thorium to generate the high temperatures necessary to generate Hydrogen fuel. This process would support the use of fuel-cells. It could well contribute substantially to the development of a "Hydrogen Economy" a national energy goal advocated by the Bush Administration, along with the long-range ecological and environmental benefits of avoiding the burning of carbon bearing fossil fuels.

Mission:
--------
Thorium Nuclear Energy Corporation's mission is based on three key objectives:

     >> To bring about the commercial management and development of our resource claims which are located in Idaho and Montana.

     >> Acquire any additional properties that are adjacent to our claims, if they are applicable, relevant and in our best interest; and

     >> Increase the awareness of the American public, the business community and our government to the vital long-term potential of Thorium Oxide as safe, non-proliferation form of nuclear energy that can support a future "Hydrogen Economy", and decrease our dependence on fossil fuels.

Background:
-----------
Thorium was discovered in 1828 by Swedish chemist Jakob Berzelius. After determining that his discovery represented a new element, Berzelius named the new substance Thorium after Thor, the Norse god of thunder and war. Thorium is found in small quantities, of approximately 6 parts per million in most varieties of soil, and is, of course, radioactive.

Thorium occurs most commonly in the rare earth Thorium Phosphate mineral, Monazite, which contains only approximately 12% high grade Thorium Oxide (ThO2). While the preponderance of Thorium is in the U.S., in other parts of the world, known reserves of economically extractable Thorium are geographically located as follows(1).

                 COUNTRY                   RESERVES (TONS)
                 -------                   ---------------
                Australia                       300,000
                India                           290,000
                Norway                          170,000
                USA                             160,000
                Canada                          100,000
                South Africa                     35,000
                Brazil                           16,000
                Other Countries                  95,000
                                             ------------
                        Total World Deposits  1,200,000

A majority of the world's total Thorium deposits are in the form of Monazite. Generally regarded as a lower-grade form of Thorium, Monazite is often associated with the presence of uranium, and can be readily used in the
---------------------
(1) U.S. Geological Survey, Mineral Commodity Summaries, January 1999.

production of weapons grade nuclear material. High grade Thorium Oxides (ThO2), together with valuable rare earths are contained in the reserves owned by us. Large quantities of Monazite are found in Australia and India, which holds approximately 50% of the world's total Thorium (Monazite) reserves. However, while Monazite can be used as a fuel in the generation of nuclear power facilities, it is not deemed to be cost effective, because of its physical/chemical properties. Additionally, Monazite has been associated with the production of materials used in the composition of weapons of mass destruction.

One of the world's largest reserves of high quality Thorium reserves is located in the United States, with a vast majority of these deposits situated along the border along the Idaho/Montana border in an area known as the Lemhi Pass. During the late 1960's, these holdings were conservatively valued at between $31 and $50 Billion dollars(2). A study was performed in 1980(2) to determine the economic impact of Thorium utilization in the nuclear industry on the state of Idaho. The findings of the report, dated December 30, 1980, estimated that if the use of these resources were extended over a period of 1000 years, the economic return to the State of Idaho alone would be a minimum of $100 million per year. The report went on to estimate that the Lemhi Pass region may contain as much as approximately 70% of the known Thorium Oxide (ThO2) reserves in the world. The report further determined that if the Thorium reserves were fully developed, the economic impact would increase to $200 million or more per year. The potential economic impact of Thorium is obviously far greater today, more twenty years after the results of the study were first released. Management, however, has not sought the opinion of independent experts to substantiate the accuracy of these findings.

Thorium Nuclear Energy Corporation owns the proprietary mineral rights to approximately 100 separate resource claims, each consisting of approximately 20 Acres in the Lemhi Pass Region. Included in our claims are approximately ten
(10) significant mining veins, which are believed to contain a substantial reserve of high grade Thorium (Thorite - ThSiO4). The scope of this resource claim may potentially represent one of the most significant corporate-owned Thorium reserves in the world, although this belief has not been confirmed by an independent source.


Thorium Oxide:
--------------
Even though Thorium was first identified in 1828, it was not used commercially until 1885 when the lantern mantle was invented. Thorium is currently used in a wide array of products and processes; for example this is evident in the production of light bulb filaments, ceramics, carbon arc lamps, strong alloys, as well as in lantern mantles. It also is used as a coating for Tungsten welding rods because it provides a hotter arc. Thorium is added in the manufacturing of refractive glass, enabling the production of smaller and more accurate camera lenses. Additionally, the use of Thorium Oxide (in metallurgical manufacturing) results in a better finished product when compared to the use of other varieties of Thorium. Such commercial applications and advantages of using Thorium Oxide are not available to other forms of Thorium, such as Monazite.

-----------------------

(2) Elton King, Consultant - December 1980 - Economic Impact of Thorium Utilization in the Nuclear Industry on the state of Idaho.

Nuclear Energy:
---------------
Thorium, along with Uranium, can be used as a nuclear fuel. Although not reactive by itself, Thorium can absorb slow neutrons to produce Uranium-233(non weapons grade). The International Atomic Energy Agency has stated that, "In the context of protection against proliferation, Thorium has an added advantage in that production of the fissile isotope Uranium-233 unavoidably results in production of other Uranium isotopes which ensure that the mixture will not be used in nuclear weapons." Additionally, a significantly larger amount of ThO2 is consumed in the nuclear fuel cycle than other nuclear fuels such as Uranium, resulting in a dramatically reduced volume of nuclear waste.

Additionally, the ThO2 entirely consumes the small amount of U-233 required to activate the fuel cycle. Thus, little or no Uranium wastes are produced.

Past and Present Use of Thorium In the U.S.
------------------------------------------

Thorium oxide has been successfully used to power nuclear power generators, particularly during the 1950's and early 1960's. Indian Point I, located north of New York City was one of the first commercial nuclear power plants designed to use THO2 - UO2 and successfully operated using the fuel during its first years of operation. Additionally, another facility, (the Shippingport Nuclear Power Facility) located in Shippingport, Pennsylvania, formerly operated by Duquesne Power and Electric, successfully deployed the use of Thorium as a form of fuel during the first several years of its operation.

Eventually, both facilities eventually shifted to the use of Uranium-based fuels for it was then widely believed at the time that it was in, greater available supply than Thorium and could be mined more efficiently. Moreover, pundits felt Uranium-based fuels would also result in lower cost and improved operating margins. Consequently, in 1982, the Shippingport, Pennsylvania facility was permanently closed

CURRENT INTERNATIONAL REACTOR PROGRAMS UTILIZING THE THORIUM FUEL-CYCLE (3)
-------------------------------------------------------------------------

     o Germany - Between 1967 and 1988, the AVR experimental pebble bed reactor successfully operated for over 750 weeks using a Thorium-based fuel.

     o UK - Thorium fuel elements were deployed at the Dragon Reactor Facility and operated for 741 days, using a consisting of a mixture of ThO2 in ratio of 10:1. The Dragon facility was operated in a cooperative project, involving Austria, Denmark, Sweden, Norway and Switzerland, along with the UK, from 1964 to1973. The fuel had a highly successful operating cycle, remaining inside the reactor for approximately six years, before requiring replacement.

     o India - the Kamini experimental neutron-source research reactor which began operations in 1996, successfully used U-233, recovered from irradiated ThO2. The reactor was constructed adjacent to the test reactor, in which the ThO2 is irradiated. With about six times more thorium than uranium, India has made utilization of Thorium for large-scale energy production a major goal in its nuclear power program. It should be noted however that much of India's available Thorium resources are in the form of lower quality Monazite, which can be used in the production of weapons grade nuclear material.

-------------------------
(3) Thorium - UIC Nuclear Issues Briefing Paper #67, July, 2001.

     o Netherlands - a research reactor operated effectively for three years, utilizing a continuously circulated and reprocessed fuel, consisting of a mixture of Highly Enriched Uranium (HEU) and Thorium Oxide (ThO2), to remove fission products, resulting in a high conversion rate to U-233.

THORIUM NEAR THE LEMHI PASS:
----------------------------
It is estimated that the Idaho-Montana Border area near the Lemhi Pass, may potentially contain as much as approximately 70% of the known Thorium Oxide reserves in the world(4). During the late 1960's, these holdings were valued at between $31 and $50 billion. A study was performed to determine the possible economic impact of Thorium utilization in the nuclear industry on the state of Idaho. The findings of the report, December 30, 1990 estimated that if the use of these resources were extended over a period of 1000 years, the economic return to the State would be a minimum of $100 million per year. The report further determined that if the Thorium reserves were fully developed, the economic impact would increase to $200 million or more per year. Consequently the potential economic impact of Thorium is obviously far greater today; more than twenty years after the results of the study were first released. The resource was further supported by a Mineral Report filed by the United States Department of Agriculture Forest Service, issued in January, 2002, which stated that "The Lemhi Pass district has the largest known resource of Thorium veins in the United States". The U.S. Department of Agriculture further concluded that, "The veins containing the Thorium mineralization also have significant associated rare earth element mineralization." Metallurgy tests conducted in the region estimate that the average mine run grade is approximately 5% or more of Thorium Oxide (ThO2). In fact, vein deposits of Thorite (ThSiO4), such as those that occur in the area of the Lemhi Pass, present the highest grade Thorium, mineral, and are believed to contain approximately 25 to 63 percent Thorium Oxide (ThO2) per ton of raw ore. One ton of Thorium ore could potentially yield as much as 500 - 1,200 Lbs. of high grade Thorium Oxide (ThO2), as compared with less than one percent of raw Uranium ore that can typically be utilized. The deployment of Lemhi Pass Thorium may potentially represent a more economically feasible source of nuclear-grade ore than Uranium deposits.

TECHNOLOGY:
-----------
     Several advanced nuclear reactor concepts based on the use of Thorium fuel include:

     Light Water Reactors (LWR) - With fuel based on Plutonium Oxide (PuO2), Thorium Oxide (ThO2) and/or Uranium Oxide (U02). Such a reactor is currently under development, based an a patented design developed by pioneer physicist, the late Dr. Alvin Radkowsky, in conjunction with the Kurchartov Institute, located in Moscow, Russia. Raytheon project. The technology is known as the nonproliferation Light Water Thorium Reactor Nuclear Inc. (the Brookhaven National Laboratory have also participated in this), or Radkowsky Thorium Reactor (RTR). The basic principle involves using a Thorium/Uranium fuel cycle (Th232/U233) instead of enriched Uranium for much of the fuel in the nuclear reactor's core.

     High-Temperature Gas-Cooled Reactors (HTGR):

------------------------------
(4) Elton King, Consultant - December, 1980- Economic Impact of Thorium Utilization in the Nuclear Industry on the State of Idaho.

     Pebble-Bed Modular Reactor (PBMR) - Arising from a design developed by German engineers, the PBMR was conceived in South Africa and is now being developed by a multinational consortium. It can potentially use thorium as a primary fuel, or alternatively in combination with Uranium or Plutonium. This design is especially appealing because of a number of factors:

     o Enables the use of online refueling which would significantly increase the generating potential of the plan.

     o Gas generation could potentially achieve efficiently high levels of between 45% and 50% with less wasted energy, as compared with present nuclear plant levels of 33%; and

     o Small reactor design, approximately 1/10 the size of large conventional plants. Easier and safer to operate, it provides a lower cost option for developing nations, seeking to build their internal energy grids, as well as developed nations requiring additional incremental power capacity, based on consumer demand. (It might also help alleviate U.S. power rid problems).

     Gas Turbine-Modular Helium Reactor (GT-MHR)- Research on HTGR reactors in the U.S. led to a concept using a prismatic fuel, with Helium serving as a coolant at high temperature, and the relatively small power output per module (600 MWth), thus permitting direct coupling of the reactor to a gas turbine, resulting in generation at almost 50% thermal efficiency. The GT-MHR core can accommodate a wide range of fuel options, including HEU/Th, U-233/Th and Pu/Th. The use of HEU/Th fuel was demonstrated in the Fort St.Vrain Nuclear Reactor, located near Platteville, Colorado.

     Molten Salt Reactors - This is an advanced reactor concept in which the fuel is circulated in molten salt, without any external coolant in the core. The primary circuit runs through a beat exchanger, which transfers the heat from fission to a secondary salt circuit for steam generation. It was studied in depth during the 1960s, but is currently being revived because of the advanced knowledge of the underlying technology, as well, as the readily available materials and required components. Nuclear fuel dissolved in the Molten Salt would be transferred to the new core. The fuel transfer and core refurbishment could potentially enable the power station to continue operation for several more decades. Among the benefits of Molten Salt Technology is the potential durability of the reactor core, which is currently estimated to remain operational for long as thirty years before requiring replacement or refurbishing(5). Additionally, this technology offers several inherent features resulting in lower operating costs and improved safety, along with preferred underground construction and installation.

     Advanced Heavy Water Reactor (AHWR) - Under development in India, this reactor's design is light water cooled. The principal component of the core utilizes Th/U-233 oxide, mixed in order that the system is self-sustaining in U-233.

     Plutonium Disposition - Today MOX (Uranium Plutonium- U, Pu) fuels are in some conventional reactors, with Pu-239 providing the main fuel ingredient. An alternative system is also under development using a Th/Pu fuel mixture, with Plutonium being consumed and fissile U-233 bred. The remaining U-233 after separation would then be used as a Th/U fuel source.

Hydrogen has been produced for more than a century using a number of diverse methods. The components that are required are water or some other chemical compound containing hydrogen and a source of energy in the form of electricity, heat, or radiation to extract the hydrogen.
------------------
(5) Generation IV Nuclear Reactors, World Nuclear Associaiton - August, 2003.

Most hydrogen is currently manufactured from methane using a chemical process called Steam Methane Reforming. It is highly feasible that the heat necessary to drive the reforming reactions could be supplied from nuclear energy, using Thorium rather than from the burning of fossil fuels. Alternately, the use of electricity to electrolyze water into its constituents, Hydrogen and Oxygen is a mature technology. A difficulty commonly associated with the transition to Hydrogen in commercial quantities is that such technology requires an abundant source of available energy to successfully affect the process. In its application as a potential source of fuel for use in transportation, an organized infrastructure for the delivery of hydrogen comparable to gas stations and other depots presently used for the internal combustion of gasoline and diesel powered vehicles does not currently exist. Towards this objective, the U.S. Government is including funding research, as part of the overall energy bill, to develop a hydrogen delivery system placing hydrogen in a safe form (Hydrogen Borohydride) for use at existing gas stations. In fact, On November 11, 2004, it was announced that the first gas station in North America equipped to dispense hydrogen, was opened in the Washington D.C. vicinity(6).

The Nuclear Energy Industry In the United States:
-------------------------------------------------

The U.S. nuclear power industry currently provides approximately 20% of the nation's electricity(7). Nuclear plants have been ordered in then U.S. since 1978 and more than 100 reactors have been canceled, including all units ordered after 1973. The nuclear power industry's historical problems have included the excessively high cost of plant construction, and regulatory compliance costs. The greatest barrier to the to the growth of nuclear energy in the Unites States has be the public's continued concern about the safety of nuclear power and waste disposal.

Construction costs for reactors completed since the mid-1980s have ranged from $2-$6 billion, averaging more than $3,000 per kilowatt of electric generating capacity (expressed in 1997 dollars). The nuclear industry predicts that eventually new plant designs could potentially be built for less than half that amount. The U.S. nuclear power industry is currently comprised of 103 licensed reactors at 65 plant sites in 31 states. Electricity production from U.S. nuclear power plants is greater than that from oil, natural gas, and hydropower, and behind only coal, which accounts for more than half of U.S. electricity generation. The 772 billion kilowatt-hours of nuclear electricity generated in the United States during 2002 was more than the nation's entire electrical output in 1963, when the first of today's large-scale commercial reactors were being ordered.

Average operating costs of U.S. nuclear plants and costly downtime were substantially reduced during the past decade. Licensed commercial reactors generated electricity at a record-high average of more than 89% of their total capacity in 2002, according to industry statistics.
----------------------------
(6) Gas Station First in U.S. to Pump Hydrogen - Shell, GM Team Up in Northeast Washington, D.C., Associated press, November 11, 2004.
(7) Mark Holt and Carl E. Behrens, Nuclearn Energy in the United States, Congressional Research Service, July 23, 2003.

Sixteen commercial reactors have received 20-year license extensions from the Nuclear Regulatory Commission (NRC), giving them up to 60 years of operation.
License extensions for 14 more reactors are currently under review, and many others are anticipated, according to NRC.

Existing nuclear power plants hold a strong position in the ongoing restructuring of the electricity industry within America's power grid. In most cases, nuclear utilities have received favorable regulatory treatment of past construction costs, and average nuclear operating costs are currently estimated to be lower than those of competing fossil fuel technologies. Despite the shutdowns, total U.S. nuclear electrical output increased by more than one-third from 1990 to 2002, according to the Energy Information Administration. The increase resulted primarily from reduced downtime at the remaining plants, the startup of five new units, and reactor modifications to boost capacity.

A significant increase in fossil fuel prices and shortages of electricity during 2000-2001 helped encourage at least three nuclear operating companies to consider building new commercial nuclear reactors. This has been exacerbated by the economic and political implications of our nations continued dependency on imported petroleum products, largely from the Mid East.

The support of next generation nuclear energy has been supported by federal Legislation, as part of the Bush Administration's of achieving energy independence by the year 2010. Included in this legislation is a provision that authorizes $500 million towards the construction of a demonstration nuclear reactor in Idaho to produce hydrogen.

Global warming caused by fossil fuels, resulting in the "greenhouse effect" is cited by supporters of nuclear power as an important reason to develop a new generation of reactors. An air pollution bill introduced in April, 2003, would provide potentially valuable emissions allowances to owners of incremental nuclear power capacity. On May 19, 2003, New Hampshire became the first state to provide emissions credits for incremental nuclear generating capacity.

Even with the sharp decline in the number of new reactor facilities constructed in the United States during the last twenty years, nuclear power in the United States grew rapidly since 1973, when only 83 billion kWh of nuclear power was produced. As of 2003, nuclear power output had grown nine-fold. In 2003, U.S. nuclear power generation was 766 billion kWh, or about 20% of total U.S. electricity generation, which is second only to the use of coal in the total production of electricity in the U.S.(8)

Nearly 40%(9) of U.S. nuclear output is generated in five states: Illinois, Pennsylvania, South Carolina, North Carolina, and New York. The average capacity factor for all nuclear units nationwide increased from 88.1% in 2000 to over 90% in 2002, an all-time record high utilization rate. During 2003, the nuclear capacity utilization experienced a slight decrease to 89%. Following the September 11, 2001 terrorist attacks on the United States, security at nuclear power plants around the United States was increased dramatically, which may have been a contributing factor to the slight decline in total output recorded in that year. However, indications point to a return to near record levels of total capacity utilization being achieved this year.

-----------------------

(8) Mark Holt and Carl E. Behrens, Nuclearn Energy in the United States, Congressional Research Service, July 23, 2003.
(9)  Energy Information Agency, April, 2004.

Probably the most formidable barrier to the growth of the Nuclear Energy industry in the United States is the publics' ongoing concerns about safety. Several incidents involving nuclear facilities, including the Three Mile Island Nuclear plant in Harrisburg, Pennsylvania and the Chernobyl facility located in Belarus of the former Soviet Republics, further galvanized the public's negative perception regarding the safety of nuclear energy. Given both the design of nuclear facilities currently operating within the U.S., new, next-generation reactor designs being developed, and the strong regulatory and the supervisory role imposed by the U.S. Nuclear Regulatory Commission, there is little likelihood that a large-scale catastrophe could occur due to mechanical problems or operational abuses.

The events of September 11, 2001 and its aftermath increased the public's fear of that a nuclear catastrophe could realistically occur, not from an internal system malfunction or human error, but from a terrorist attack. This is a valid concern, since a number of facilities located in close proximity to areas of high population density. It is believed than in order for the Nuclear industry to move forward in the United States, it is essential that solutions be developed in next-generation reactor design, that can provide an increased barrier of safety in the event of a terrorist attack or internal failure. Economic factors will be of critical importance, as well. However, we believe the most critical factor in the ultimate acceptance of nuclear energy will be the type of fuel cycle that powers the next generation of nuclear reactors. With a majority of the world's nuclear facilities currently operating using enriched Uranium (U235), which is highly radioactive and can be readily converted for use in the manufacture of weapon warheads, the susceptibility of a catastrophic event in the case terrorist attack is highly likely.

Current Operation and Management:
---------------------------------

We currently own mineral claims to the largest known deposits of high grade Thorium Oxide (ThO2) in the United States and among the largest recognized reserves in the world. The claims are situated on the border between Idaho and Montana in the area known as the Lemhi Pass.

Until recently our business activities were largely limited to exploring the Lemhi Pass region, staking and maintaining claims, and performing rudimentary geologic surveys. With the renewed interest in nuclear energy we determined that an opportunity currently exists to capitalize on our Thorium reserves within the context of creating a domestic nuclear energy industry motivated by the following factors:

A.) Our nations growing energy needs and increased dependence on fossil fuels. B.) Economic/Political relating to Mid-east oil.
C.) The events of September 11, 2001 and the increased threat of international terrorism.
D.)  The increased proliferation of Nuclear weapons throughout the world.
E.) The goal of the Bush Administration to formulate and implement the plans for a "Hydrogen Economy", along with the government's renewed interest and support of Nuclear Energy.
F.) The critical importance to develop next-generation nuclear reactors and fuel sources that cannot be used for destructive purposes.

Our current objective is to engage one or more joint venture participants for the purpose of the developing and mining our Thorium reserves. Alternately, we may retain the services of a development and mining company on such terms and conditions as we may negotiate. Towards achieving this objective we believe that it was important to access all available information and data regarding our reserves, both from an historical prospective and informational purposes. This information would enable management to gain an in depth understanding of the mineral deposits prevalent in the area, as well as its geography and natural terrain.

We acquired a copy of a comprehensive report that was prepared and issued in May, 1991 by Idaho Energy Resources Company (IERCo)(11), who formerly explored and claimed an area of the Lemhi pass which includes many of our mineral claims. The area containing our claims was also previously investigated by several prominent energy resource companies: Tenneco (1979), Union Pacific (1968) and Sawyer Petroleum (1960). At the time of their explorations, there were certain commercial uses for Thorium. However, the scope of the commercial market for Thorium was not sufficient at the time to economically support the capital outlay for the commencement of mining/milling operations. Subsequently, each of these companies ceased their activities in this region.

The report confirmed many of our prior beliefs about the scope of our reserves. Among the findings issued in the report are the following:

     o The Last Chance Property (A portion of our claims) is a significant Thorium deposit that is located in the Lemhi Pass area.
     o IERCo estimates that the total reserves within a portion of our claim area approximates or exceed 600,000 tons of high grade Thorium ore (Thorite- THSiO4), with a grade factor approaching 40%.
     o The IERCo report highlighted research data, in which ore samples taken from this region were processed (leached), yielding a compound consisting of more than 96% percent Thorium Oxide (ThO2).
     o A considerable amount of iron ore and other retrievable quantities of commercial grade Rare Earth Deposits were also identified on these properties, including:
         o Cerium- Used as an oxidation and cracking catalyst, and in the manufacture of glass, paint and ceramic products.
         o Lanthanium- Utilized as a cracking agent and the production of glass and ceramics.
         o Neodymium -Cracking catalyst, used in glass, tile magnet and laser manufacturing.
         o Paseodymium - Cracking catalyst, used in the manufacture of glass, electro-magnets and special lamps.
         o Samarium-Used in the production of magnets, lighting products and neutron absorbers.
         o Europium - Utilized in the manufacture of Cathode Ray Tubes (CRT's), and neutron absorbers.
         o    Gadolinium - Used in electronics, and acts as an alloy agent.
         o    Yttrium - Used in CRT production, lasers and semi conductors.

In addition, our own internal investigations point to the presence of commercial quantities of silver ore within our reserves.

We believe that our Lemhi Pass mineral claims represent these properties may include as much as 70% of our nation's total supply of high grade Thorium reserves(12), although this has not been independently confirmed
------------------------
(11) Lemhi Pass Thorium Report, Idaho Energy Resouces Company - Nay, 1991.
(12) Elton King, Consultant - December 1980- Economic Impact of Thorium Utilization in the Nuclear Industry on the State of Idaho.

Motivated by the renewed interest in nuclear energy, which is supported by the U.S. government and a growing number of mining, energy, and utility companies, as well as a growing number of private investment funds, we have determined that an opportunity currently exists to potentially enter into one or more joint venture or other business combinations to commercially develop our resource claims.

We anticipate that the selection of such a business arrangement will be complex, and will entail a high degree of risk. Due to current economic conditions, which resulted in the increased dependency and consumption of fossil fuels, and rapid technological advances being made within a number of industries, we believe that there may potentially be numerous firms seeking the benefits of alternative energy producing mineral resources.

The analysis of all business arrangements will be managed, under the direction supervision of our officers and directors. Our officers and directors are experienced in managing certain financial and managerial aspects of business operations. We recently retained the services of a President and CEO who is experienced in managing the financial and administrative affairs. This individual has also been involved in the arrangement of strategic relationships, although not involving companies within the mining, nuclear energy, or alternative energy industries. Additionally, one of our directors has received remuneration since March, 2004 for managing and monitoring our claims, and performing certain basic prospecting activities on our reserves. We have recently retained his services as a part-time employee and will oversee our claims in that same capacity. However, our officers and directors have no experience in managing the operations of a mining company. Nor do our officers and directors have any prior experience or technical expertise in the extraction and handling of radioactive materials or their processing into a fissionable form of nuclear fuel. We intend to concentrate on identifying preliminary prospective joint venture participants and mining companies with the expertise in the technical aspects of mining and processing of our Thorium reserves. Prospective joint venture participants may also potentially include nuclear energy operators and related companies serving the nuclear power industry, utility companies, energy providers, as well as investment funds with interests in the energy industry, and the financial resources to capitalize on the development of our Thorium reserves. In analyzing business arrangements with prospective joint venture partners, we will consider such matters as the available technical, financial and managerial resources; working capital and other financial requirements; along with the candidate's history of operations. It is impossible to predict at this time the status of any business arrangement in which we may become engaged.

We may utilize the services of outside consultants or advisors, with expertise in the mining or nuclear energy industries, to assist in effectuating our business objectives. If we do retain the services of an outside consultant, we will rely on the expertise of the advisor to analyze prospective merger or acquisition candidates, and will assist management in evaluating various mining companies as potential strategic partners. However, there have been no contracts or agreements with any outside consultants or advisors, and as such there is no assurance that we will be able to retain the services of an advisor with expertise in the mining and commercialization of Thorium.

It is anticipated that we will incur nominal expenses in the implementation of our business plan. Since we have limited financial resources, we anticipate that our expenses will be limited to the payment of salaries to our current employees, expenses relating to the management and maintenance of our claims and certain unspecified expenses related to potentially entering into strategic business relationships.

As part of our business objective, our officers and directors will meet with management and key personnel of potential joint venture participants. Additionally our officers and directors may visit and inspect material facilities, obtain independent analysis of verification of information provided, check references of management and key personnel, and take other reasonable investigative measures, to the extent of our limited financial resources and management expertise. The manner in which we participate in any business arrangement will depend a number of factors, including, but not limited to the potential opportunity, the likelihood of success, financial and other terms, and the operational experience of the prospective strategic partner/alliance. We will participate in a business arrangement only after the negotiation and execution of appropriate written agreements. Although the terms of such agreements cannot be predicted, generally such agreements will require some specific representations and warranties by all of the parties, will specify events of default, will detail the terms of closing and the conditions which must be satisfied by each of the parties prior to and after such closing, will outline the manner of bearing costs, including costs associated with our attorneys and accountants, will set forth remedies on default and will include miscellaneous other terms.

We will operate our business from the offices of Williams Investment Co. Williams Investment Co. leases offices at 56 West 400 South, Suite 220, Salt Lake City, Utah and has agreed to allow the use of its offices at no cost to us until we receive operating income, if any.

MANAGEMENT:
-----------

DIRECTORS AND EXECUTIVE OFFICERS:
---------------------------------

         Our directors and executive officers and their positions with us are set forth below.

NAME                  AGE    POSITION
----                  ---    --------

Steven Kessler        56     President, Chief Executive
                             Officer, Principal Financial Officer & Director

Peter Carrol Wells    57     Property Claims Manager & Director

Geoffrey Williams     34     Secretary and Director


Steven Kessler, serves as our President, Chief Executive Officer and Director. Mr. Kessler also serves as President and Chief Executive officer of Advanced Respiratory Technologies, Inc., a research and development Company specializing in the development of devices and technologies that diagnose and treat respiratory/pulmonary diseases. Previously, Mr. Kessler was a financial consultant with over eighteen years of experience in the investment industry. From 1993 to the present, he has assisted public companies as a financial public relations specialist, during which time he also assisted in the implementation of a number of initial and secondary financings and private placements. Mr. Kessler served an instrumental in assisting in Dycom Corporation to complete a secondary offering of more than $90 million dollars. Additionally, in 2002, as a consultant to Biophan Technologies, Inc. Mr. Kessler was instrumental in the raising of more than one million dollars of early stage financing on its behalf. As an advisor to Catronix Corporation, which was one of the first computer related companies to develop 3-D `CAD-CAM', modeling software, Mr. Kessler assisted the company in raising approximately $1.5 million of early stage and venture financing. Mr. Kessler was formerly a registered representative at Interstate Securities, Raymond James & Associates and Cralin and Co. Mr. Kessler also held positions within the Controllers Department of Manufacturers Hanover Trust Company and was a staff accountant at Alexander Grant & Company. Mr. Kessler graduated from Brooklyn College of the City University of New York and attained a Bachelors of Science Degree in Accounting.

Peter Carrol Wells serves as our property claims manager and a director. Mr. Wells lives in Salmon, Idaho and attended Eastern Idaho Technical College, from which he earned a Health Physics degree. From 1996 to 2000, Mr. Wells was self-employed as a financial consultant. From October 2000 to August 2001, he worked as a radiation control technician for Envirocare of Utah. From January 2002 to 2003, Mr. Wells has worked as a technician for Aspen Ridge Corporation. From August 1996 to the present, he has served as President and a director of Grant Ventures, Inc., a company actively seeking acquisitions or merger candidates.

Geoffrey Williams serves as our secretary and a director. Mr. Williams has been a representative of Williams Investments Company, a Salt Lake City, Utah financial consulting firm involved in facilitating mergers, acquisitions, business consolidations and financings. Mr. Williams is the son of H. Deworth Williams, the owner of Williams Investment Company and a principal owner of our common stock. Mr. Williams is presently and has been since 1999, a director of Consolidated Travel Systems, Inc., a company actively seeking acquisitions or merger candidates, and since August 2002, he has been a director of Green Mt. Labs, Inc., also a company seeking acquisition or merger candidates. Mr. Williams attended the University of Utah and California Institute of the Arts and is the son of H. Deworth Williams, a founder and director of our company.

Executive Compensation:
-----------------------

Peter C. Wells, a Director of our company has been paid a monthly consulting fee since March, 2004 for services rendered. Mr. Wells was recently retained as Property Claims Manager on a part time basis and will receive a monthly salary. Mr. Wells monitors our claims, performs preliminary geological services and acts as a liaison between our company and other potentially related mining companies.

Steven Kessler was recently retained as our President, Chief Executive Officer and Director. Mr. Kessler will be responsible for managing all corporate and financial business affairs and will direct all activities relating to the prospective formation of business combinations and or strategic alliances with other companies.

LONG-TERM INCENTIVE AND PENSION PLANS:
--------------------------------------

We do not have any long-term incentive or defined benefit pension plans.

STOCK OPTION PLAN:
------------------

We have adopted a Non Qualified Stock Option Plan. The Option Plan provides for the grant of incentive and non-qualified stock options to selected officers, and the grant of non-qualified options to selected consultants, directors, advisors, and board members, and will be administered by the Board of Directors who will serve as the Compensation Committee. The Option Plan will authorize the granting of options for up to a total of 3,200,000 shares of our common stock at the exercise price of $0.001 per share. The Board of Directors shall determine the individual employees and consultants who will participate under the Plan, the terms and conditions of options, the option price, the vesting schedule of options and other terms and conditions of the options granted pursuant thereto. Non-management directors and other advisors shall be entitled to participate pursuant to the formulas to be set forth in the Option Plan.

OTHER
-----

Unless otherwise set forth herein, no director, officer, affiliate or promoter of our company has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment, or decree involving the violation of any state or federal securities laws.

EMPLOYMENT AGREEMENTS:
----------------------

We currently have no employment agreements with any person or entity nor have any of the officers or directors even considered even a preliminary arrangement.

INDEMNIFICATION OF DIRECTORS AND OFFICERS:
------------------------------------------

Our Charter and Bylaws provide that we shall indemnify all directors and officers to the full extent permitted by the Nevada Corporation Law. Under provisions, any director or officer who, in person's capacity as , is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board determines director or officer acted in good faith and in a manner director reasonably believed to be in or not opposed to our best interest. The Charter, Bylaws, and the Nevada Corporation Law further provide that indemnification is not exclusive of any other rights to which individuals may be entitled under the Charter, the Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

We have power to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee, or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss incurred by person in any capacity or arising out of his status as , whether or not we would have the power to indemnify person against liability under Nevada law.

Security Ownership Of Beneficial Owners And Management
------------------------------------------------------

The following table sets forth, as of December 1, 2004, information regarding the beneficial ownership of our common stock by each person we know to own five percent or more of the outstanding shares, by each of the directors and officers, and by the directors and officers as a group. As of December 1, 2004, there were outstanding 32,500,000 shares of our common stock.

o Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Generally, a person is deemed to be the beneficial owner of a security if he has the right to acquire voting or investment power within 60 days.

o Unless otherwise indicated, all addresses are at our office at 56 West 400 South Suite 220 Salt Lake City, Utah 84101.

Name and Address of
Beneficial Owner                                        Amount of
                                                       Beneficial   Percent of
                                                        Ownership     Class
                                                       ----------   --------

Edward F. Cowle                                        10,000,000     30.8%
Pete Wells                                              9,254,000     28.5%
H. Deworth Williams                                    10,171,200     31.3%
Geoff Williams                                          2,000,000      6.5%
Steven Kessler                                            300,000      0.9%
                                                       ----------   --------

All officers and directors as a group (five persons)   31,725,200     98.0%
                                                       ==========   ========

DESCRIPTION OF CAPITAL STOCK:
-----------------------------

We have an authorized capital of 100,000,000 shares of common stock, par value $0.001 per share. As of December 1, 2004, 32,500,000 shares of common stock were outstanding, held of record by 35 persons.

Common Stock:
-------------

The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. Except as otherwise required by law, the holders of common stock exclusively possess all voting power. The holders of common stock are entitled to dividends as may be declared from time to time by the Board from funds available for distribution to holders. No holder of common stock has any preemptive right to subscribe to any securities of ours of any kind or class or any cumulative voting rights. The outstanding shares of common stock are, and the shares, upon issuance and sale as contemplated will be, duly authorized, validly issued, fully paid and non-assessable.

Registration Rights:
--------------------

Following this offering, no shareholders of our common stock will have rights to register those shares for sale to the public under the Securities Act of 1933.

Charter and Bylaws:
-------------------

General:
--------

Our Charter and Bylaws contain provisions that could make difficult the acquisition of control of us by means of a tender offer, open market purchases, proxy fight or otherwise. These provisions may discourage types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us first to negotiate with us. We believe that the benefits of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure us outweigh the disadvantages of discouraging proposals because, among other things, negotiation of proposals could result in an improvement of their terms.

Our Certificate of Incorporation and By-laws contain provisions which may deter, discourage, or make more difficult the assumption of control of us by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series transactions. These provisions include an unusually large number of authorized shares of common stock. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interest as the offer might include a premium over the market price of our capital stock at the time. In addition, these provisions may have the effect of assisting our current management in retaining its position and place it in a better position to resist changes which some stockholders may want it to make if dissatisfied with the conduct of our business.

Limitations on Directors' Liability:
------------------------------------

The Charter contains provisions to

o eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (other than breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Nevada Corporation Law or for any transaction from which the director derived an improper personal benefit)
o indemnify our directors and officers to the fullest extent permitted by Nevada Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we has been advised that, in the opinion of the Commission, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Transfer Agent:
---------------

The Transfer Agent and Registrar for the common stock is Interstate Transfer Company, 6084 South 900 East, Suite 101, Salt Lake City, Utah 84121.

Selling Stockholders:
---------------------

The selling stockholders either received their stock as part of the Original capital contribution or as consideration for services performed for us.

The following table contains

     o the number of shares of common stock beneficially owned by the selling stockholders as of December 1, 2004 o the number of shares of common stock to be offered for resale by the selling stockholders
     o the number and percentage of shares of common stock to be beneficially owned by the selling stockholders after completion of the offering.

                           No. of Shares
                           of Common Stock
                           Beneficially Owned              Percentage of Shares
Name                       and Offered                     beneficially owned
----                       -----------                     ------------------
Edward F. Cowle             10,000,000                           30.8%
Pete Wells                   9,254,000                           28.5%
H. Deworth Williams         10,171,200                           31.3%
Geoffrey Williams            2,000,000                            6.2%
Leonard E. Neilson             750,000                            2.3%
Steven Kessler                 300,000                            0.9%


Bradford, Mark                      400*
Collins, Donald                     800*
Daniels, Larry                      400*
Fuller, Curtis                      800*
Gilbert, Robert                     800*
Green Mt. Mineral Trust             158*
Haley, Charles                      800*
Hansen, Harry                       1,200*
Hichey, John                        200*
Javorsky, John                      2,000*
Johnson, Orville                    400*
Karasensh, J. K.                    2,400*
Kvikstad, Victor                    800*
Lowder, Donald                      400*
Martin, Bruce                       400*
Martinez, Daniel                    800*
McKenna, Duane Ted                  1,500*
Menger, Lyman                       800*
Meufeld, Frank                      800*
Owen, Roy                           450*
Peter, Gerald                       800*
Reardon, Kevin                      264*
Reed, Rick                          800*
Replogle, Carrie                    800*

Roberts, Leo                        800*
Rowland, John                       254*
Shriver, Donald                     800*
Thoreson, Don                       1,200*
Toney, Anthony                      800*
Wade, James                         800*
Wickersham, Richard                 254*

*  Less than 1%

We can not be sure that the selling stockholders will opt to sell any of the shares of common stock offered. To the extent required

     o the specific shares of common stock beneficially owned by selling stockholders
     o   the public offering price of the shares to be sold
     o the names of any agent, dealer or underwriter employed by selling stockholders in connection with any sale
     o any applicable commission or discount with respect to each offer will be set forth in an accompanying prospectus supplement.

THE SHARES COVERED BY THIS PROSPECTUS MAY BE SOLD FROM TIME TO TIME SO LONG AS THIS PROSPECTUS REMAINS IN EFFECT; PROVIDED, HOWEVER, THAT THE SELLING STOCKHOLDERS ARE FIRST REQUIRED TO CONTACT OUR CORPORATE SECRETARY TO CONFIRM THAT THIS PROSPECTUS IS IN EFFECT. THE SELLING STOCKHOLDERS EXPECT TO SELL THE SHARES AT PRICES THEN ATTAINABLE, LESS ORDINARY BROKERS' COMMISSIONS AND DEALERS' DISCOUNTS AS APPLICABLE.

SELLING STOCKHOLDERS AND ANY BROKER OR DEALER TO OR THROUGH WHOM ANY OF THE SHARES ARE SOLD MAY BE DEEMED TO BE UNDERWRITERS WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 WITH RESPECT TO THE COMMON STOCK OFFERED AND ANY PROFITS REALIZED BY THE SELLING STOCKHOLDERS OR BROKERS OR DEALERS MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS. BROKERS' COMMISSIONS AND DEALERS' DISCOUNTS, TAXES AND OTHER SELLING EXPENSES TO BE BORNE BY THE SELLING STOCKHOLDERS ARE NOT EXPECTED TO EXCEED NORMAL SELLING EXPENSES FOR SALES OVER-THE-COUNTER OR OTHERWISE, AS THE CASE MAY BE. THE REGISTRATION OF THE SHARES UNDER THE SECURITIES ACT OF 1933 SHALL NOT BE DEEMED AN ADMISSION BY THE SELLING STOCKHOLDERS OR US THAT THE SELLING STOCKHOLDERS ARE UNDERWRITERS FOR PURPOSES OF THE SECURITIES ACT OF 1933 OF ANY SHARES OFFERED UNDER THIS PROSPECTUS.

PLAN OF DISTRIBUTION:

This prospectus covers 32,500,000 shares of our common stock. All of the shares offered are being sold by the selling stockholders. The securities covered by this prospectus may be sold under Rule 144 instead of under this prospectus. We will realize no proceeds from the sale of the shares by the selling stockholders.

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. The selling stockholders may sell the shares offered from time to time in transactions on one or more exchanges, in the over-the-counter market, in negotiated transactions, or a combination of methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. In addition, from time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives, and may sell and deliver the shares in connection therewith.

From time to time the selling stockholders may pledge their shares with their brokers. Upon default by the selling stockholders, the broker may offer and sell the pledge shares. The selling stockholders' sales may be effected by selling the shares to or through broker-dealers, and broker-dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The selling stockholders and any broker-dealers that participate with the selling stockholders in the distribution of the shares may be deemed to be underwriters within the meaning of Section 2(a) (11) of the Securities Act and any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders will pay any transaction costs associated with effecting any sales that occur. Our officers and directors will not be selling stock on behalf of any other selling stockholder, except for their own account. In order to comply with the securities laws of states, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available for examination and was complied by us. The selling stockholders will rely on state exemptions permitted to federally registered stock or exemptions based on isolated transactions or "Manual" exemptions.

Any broker-dealer acquiring common stock offered may sell securities either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any sales may be at prices then prevailing on OTC Bulletin Board, at prices related to prevailing market prices or at negotiated prices to its customers or a combination of methods. In addition and without limiting the possible restrictions, the selling stockholders will be subject to applicable provisions of Regulation M, which may limit the timing of the purchases and sales of shares of common stock by the selling stockholders.

The selling stockholder is not restricted as to the price or prices at which it may sell its shares. Sales of these shares may have an adverse effect on market price of common stock. Moreover, the selling stockholders is not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time which may also have an adverse effect on the market price of our common stock.

We have agreed to pay all fees and expenses incident to the registration of the shares, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the selling stockholders.

This prospectus also may be used, with our consent, by donees or other transferees of the selling stockholders, or by other persons acquiring the common stock under circumstances requiring or making desirable the use of this prospectus for the offer and sale of shares.

LEGAL MATTERS:
--------------

The validity of the shares will be passed upon for us by our counsel, Harry Winderman, Esq., Boca Raton, Florida.

EXPERTS:
--------

The financial statements of Thorium Nuclear Energy Corporation at December 31, 2003 appearing in this registration statement have been audited by HJ & Associates, LLC, our independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN GIVEN ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, BY THE SELLING STOCKHOLDERS OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SHARES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

WHERE YOU CAN FIND MORE INFORMATION:
------------------------------------

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, we will file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois
60606-2511 upon payment of the fees prescribed by the Securities Exchange Commission. This material may also be viewed on the Internet at http//www.sec.gov.

We have also filed a Form SB-2 Registration Statement with the Securities Exchange Commission, under the Securities Act of 1934, with respect to the shares offered by the selling stockholders listed in this prospectus. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted to comply with the rules and regulations of the Securities Exchange Commission. For further information, please see the registration statement.






                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)


                       THORIUM NUCLEAR ENERGY CORPORATION
================================================================================
INDEX TO FINANCIAL STATEMENT
================================================================================
                                                                                       PAGE
Independent Auditor's Report                                                            F-1

Balance Sheet as of December 31, 2003                                                   F-2

Statements of Operations as of December 31, 2003                                        F-4

Statements of Stockholders' Equity (Deficit) as of December 31, 2003                    F-5

Statements of Cash Flows as of December 31, 2003                                        F-6

Notes to the Financial Statements                                                       F-7


                       THORIUM NUCLEAR ENERGY CORPORATION
                          (FKA AMERICAN THORIUM, INC.)
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                                December 31, 2003

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Thorium Nuclear Energy Corporation
(Formerly American Thorium, Inc.)
(A Development Stage Company)
Salt Lake City, Utah

We have audited the accompanying balance sheet of Thorium Nuclear Energy Corporation (Formerly American Thorium, Inc.) (a development stage company), as of December 31, 2003 and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2003 and 2002 and from inception on August 19, 1983 through December 31, 2003. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements from inception on August 19, 1983 through December 31, 1999 were audited by other auditors whose report dated March 31, 2000 expensed an unqualified opinion and included as explanatory paragraph raising substantial doubt about the Company's ability to continue as a going concern. Our opinion from inception on August 19, 1983 through December 31, 1999 is based solely on the opinion of the prior auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thorium Nuclear Energy Corporation (Formerly American Thorium, Inc.) (a development stage company), as of December 31, 2003 and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002 and from inception on August 19, 1983 through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage company with no significant operating results to date. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ HJ & Associates, LLC
-------------------------
Salt Lake City, Utah
March 2, 2004

                       THORIUM NUCLEAR ENERGY CORPORATION
                          (FKA AMERICAN THORIUM, INC.)
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                                  Balance Sheet


                                     ASSETS
                                     -------

                                                          December 31,
                                                              2003
                                                           ----------
CURRENT ASSETS

  Prepaid expenses                                         $    4,133
                                                           ----------
    Total Current Assets                                        4,133
                                                           ----------

    TOTAL ASSETS                                           $    4,133
                                                           ==========






   The accompanying notes are an integral part of these financial statements.

                       THORIUM NUCLEAR ENERGY CORPORATION
                          (FKA AMERICAN THORIUM, INC.)
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                            Balance Sheet (Continued)


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                 ----------------------------------------------

                                                             December 31,
                                                                 2003
                                                              ----------

CURRENT LIABILITIES

  Accounts payable                                            $    4,672
  Payable related party (Note 3)                                   1,820
                                                              ----------
   Total Current Liabilities                                       6,492
                                                              ----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock; $0.001 par value;
  authorized 100,000,000 shares, 32,200,000 issued                32,200
  Additional paid-in capital (Deficit)                            (9,527)
  Deficit accumulated during the development stage               (25,032)
                                                              ----------
    Total Stockholders' Equity (Deficit)                          (2,359)
                                                              ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
     (DEFICIT)                                                $    4,133
                                                              ==========







   The accompanying notes are an integral part of these financial statements.

                       THORIUM NUCLEAR ENERGY CORPORATION
                          (FKA AMERICAN THORIUM, INC.)
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                            Statements of Operations

                                                             From
                                For                      Inception of the
                           the Years                     Development Stage
                           Ended                         on August 19,
                           December 31,                  1983 Through
                           -----------------------       December 31,
                               2003          2002          2003
                           -----------    -----------    ----------

REVENUES                   $      --      $      --      $      --

EXPENSES                         5,854         10,898         25,032
                           -----------    -----------    -----------

LOSS BEFORE INCOME TAX          (5,854)       (10,898)       (25,032)

INCOME TAXES                      --             --             --
                           -----------    -----------    -----------

NET LOSS                   $    (5,854)   $   (10,898)   $   (25,032)
                           ===========    ===========    ===========
BASIC NET LOSS PER SHARE
                           $     (0.00)   $     (0.01)
                           ===========    ===========

WEIGHTED AVERAGE NUMBER
  OF SHARES OUTSTANDING      2,200,000      1,005,479
                           ===========    ===========



   The accompanying notes are an integral part of these financial statements.


                       THORIUM NUCLEAR ENERGY CORPORATION
                          (FKA AMERICAN THORIUM, INC.)
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                  Statements of Stockholders' Equity (Deficit)
           From Inception on August 19, 1983 through December 31, 2003


                                                                             Deficit
                                                             Additional    Accumulated
                                    Common Stock             Paid-In       During the
                              --------------------------     Capital      Development
                                 Shares        Amount        (Deficit)       Stage
                              -----------    -----------    -----------    -----------
Balance at inception of the
the development stage on
August 19, 1983                 1,234,567    $ 1,234,567    $ 1,234,567    $ 1,234,567

Issuance of common stock
for mining claims at
$0.01 per share                   200,000            200          8,050           --

Net loss for the period
August 19, 1985 through
December 31, 2000                    --             --             --            8,250)
                              -----------    -----------    -----------    -----------
Balance, December 31,
2000                              200,000            200          8,050         (8,250)

Net loss for the year ended
December 31, 2001                    --             --             --              (30)
                              -----------    -----------    -----------    -----------
Balance, December 31,
2001                              200,000            200          8,050         (8,280)
Common shares issued for
services at $0.001              2,000,000          2,000          8,000           --

Net loss for the year ended
December 31, 2002                    --             --             --          (10,898)
                              -----------    -----------    -----------    -----------

Balance, December 31, 2002      2,200,000          2,200         16,050        (19,178)

Cancellation of shares         (2,000,000)        (2,000)         2,000           --

Issuance of common stock
for mining claims at
predecessor cost .             32,000,000         32,000        (27,867)          --

Services contributed to
the company                          --             --              290           --

Net loss for the year ended
December 31, 2003                    --             --             --           (5,854)
                              -----------    -----------    -----------    -----------
Balance, December 31, 2003     32,200,000    $    32,200    $    (9,527)   $   (25,032)
                              ===========    ===========    ===========    ===========




   The accompanying notes are an integral part of these financial statements.

                       THORIUM NUCLEAR ENERGY CORPORATION
                          (FKA AMERICAN THORIUM, INC.)
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                            Statements of Cash Flows

                                                                       From
                                                                 Inception of the
                                                                 Development Stage
                                             For the Years Ended   on August 19,
                                               December 31,       1983 Through
                                            --------------------  December 31,
                                              2003        2002        2003
                                            --------    --------    --------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                  $ (5,854)   $(10,898)   $(25,032)
  Adjustments to reconcile
   net cash used by
    operating activities:
  Common stock issued for services              --        10,000      10,000
  Common stock issued for mining claims         --          --         8,250
  Contributed services by shareholders           290        --           290
Changes in assets and liabilities:
  Increase (decrease) in accounts payable      4,672        --         4,672
  Increase in payable related party              892         898       1,820
                                            --------    --------    --------
  Net Cash Used in
   Operating Activities                         --          --          --
                                            --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES            --          --          --
                                            --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES            --          --          --
                                            --------    --------    --------
CHANGE IN CASH                                  --          --          --

CASH AT BEGINNING OF YEAR                       --          --          --
                                            --------    --------    --------
CASH AT END OF YEAR                         $   --      $   --      $   --
                                            ========    ========    ========

SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION

CASH PAID FOR:
    Interest                                $   --      $   --      $   --
    Income Taxes                            $   --      $   --      $   --

NON CASH ACTIVITIES
Common stock issued for services            $   --      $ 10,000    $ 10,000
Common stock issued for mining
 claims                                     $   --      $   --      $  8,250
Common stock issued for
 prepaid expenses                           $  4,133    $   --      $  4,133


   The accompanying notes are an integral part of these financial statements.

                       THORIUM NUCLEAR ENERGY CORPORATION
                          (FKA AMERICAN THORIUM, INC.)
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2003 and 2002


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a. Business and Organization

         Thorium Nuclear Energy Corporation (The Company) was organized on August 19, 1983 under the name Hazelwood-Gable, Inc., under the laws of the State of Idaho. As set forth in its Articles of Incorporation, the Company was created to engage in the business of developing mineral resources on land of public domain. However, from the time of its inception the Company has not engaged in any material business operations. Pursuant to Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," the Company is classified as a development stage company.

         On April 29, 2002, the Company formed a corporation in Nevada with the intent to move its domicile to Nevada. The Company implemented its change of domicile and became a Nevada Corporation. As a result, the Idaho Corporation was dissolved.

         On November 4, 2003, the Company filed a certificate of amendment to change its name to American Thorium, Inc. On February 5, 2004, the Company filed a certificate of amendment to change its name to Thorium Nuclear Energy Corporation.

         b. Accounting Method

         The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year-end.

         c. Cash and Cash Equivalents

         For purposes of financial statement presentation, the Company considers all highly liquid investments with a maturity of three months or less, from the date of purchase, to be cash equivalents.

         d. Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         e. Revenue Recognition

         The Company currently has no source of revenues. Revenue recognition policies will be determined when principal operations begin.

         f. Basic Loss Per Share

         The Computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period.

                                                    For the Years Ended
                                                       December 31,
                                      ------------------------------------------
                                               2003                  2002
                                      ---------------------  -------------------

              Loss (numerator)        $              (5,854) $          (10,898)
           Shares (denominator)                   2,200,000           1,005,479
                                      ---------------------  ------------------

              Per share amount        $               (0.00) $            (0.01)
                                      =====================  ==================

                             AMERICAN THORIUM, INC.
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2003 and 2002


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         g. Income Taxes

         Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will to be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         Net deferred tax assets consist of the following components as of December 31, 2003 and 2002:

                                                     2003                   2002
                                              -----------------     -----------------
                  Deferred tax assets:
                      NOL Carryover           $           2,532     $             362

                  Valuation allowance                    (2,532)                 (362)
                                              -----------------     -----------------

                  Net deferred tax asset      $            --       $           --
                                              =================     ==================

              The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 39% to pretax income from continuing operations for the years ended December 31, 2003 and 2002 due to the following:


                                                      2003                   2002
                                               -----------------     -----------------

                  Book Income                  $            (2,283)  $          (4,250)
                  Professional services                        113               3,900
                 Valuation allowance                         2,170                 350
                                               -------------------   -----------------

                                               $                 -   $               -
                                               ===================   =================

         At December 31, 2003, the Company had net operating loss carryforwards of approximately $6,500 that may be offset against future taxable income through 2023. No tax benefit has been reported in the December 31, 2003 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.


         Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

         h. Stock Splits

         Effective on December 31, 2003 the Company's common shares were reverse split on a 1 share for 10 basis. In addition, effective February 27, 2004 the Company's shares were forward split on a 2 share for 1 share basis. The accompanying financial statements reflect both splits on a retroactive basis.

                             AMERICAN THORIUM, INC.
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2003 and 2002

NOTE 2 - GOING CONCERN

         The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

         In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a merger with an existing operating company. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

         The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3-  RELATED PARTY TRANSACTIONS

         During the years ended December 31, 2003 and 2002, the Company incurred various general and administrative expenses. As the Company has not had the wherewithal to pay these expenses, the Company has relied on a related party to satisfy its debts. As of December 31, 2003 the Company had an obligation to the related party totaling $1,820.

         On August 6, 2002, the Company issued 10,000,000 shares of common stock valued at $0.001 per share to its president for services which had been rendered. On December 31, 2003 the shares were returned to the Company and cancelled.

NOTE 4-  NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

         During the year ended  December  31,  2003,  the  Company  adopted  the
         following  accounting   pronouncements  which  had  no  impact  on  the
         financial statements or results of operations:

              o    SFAS No. 143, Accounting for Asset Retirement Obligations;
              o SFAS No. 145, Revision of FASB Statements 4, 44, and 64, amendment of Statement 13, and Technical Corrections;
              o    SFAS No. 146, Accounting for Exit or Disposal Activities;
              o    SFAS No. 147, Acquisitions of certain Financial Institutions;
                   and
              o    SFAS No. 148, Accounting for stock Based Compensation.
              o SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities;
              o SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

         In addition, during the year ended December 31, 2003, FASB Interpretations No. 45 and No. 46, along with various Emerging Issues Task Force Consensuses (EITF) were issued and adopted by the Company and had no impact on its financial statements.

                             AMERICAN THORIUM, INC.
                           (FKA HAZELWOOD GABLE, INC.)
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 2003 and 2002


NOTE 5- STOCK TRANSACTIONS

         On August 6, 2002, the Company issued 10,000,000 shares of common stock to its president for services which were valued at par value. Subsequently on December 31, 2003, the shares were returned to the Company and cancelled.

         On December 31, 2003, the Company authorized the issuance of 16,000,000 shares of its common stock in exchange for 62 unpatented mining claims located in Montana and Idaho. There has been no value attributed to these mining claims. The shares were valued at the unamortized predecessor cost of $4,133 which represents the costs paid by the related parties to the states of Montana and Idaho of $6,200, less the amortization of the prepaid fees from September 1, 2003 through December 31, 2003 for the 2004 assessment of the Claim Maintenance Fees. The amount will be amortized over 7 1/2 months on a straight line basis.

NOTE 6- SUBSEQUENT EVENTS

         On   February   5,  2004  the  Company   filed   amended   articles  of
         incorporation, whereby its name was changed to Thorium Nuclear Energy Corporation and its domicile from Idaho to Nevada.

         On February 27, 2004 the Company forward split its common stock in a 2 share for 1 share basis.






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                                       45

                       THORIUM NUCLEAR ENERGY CORPORATION

                          (A Development Stage Company)


                              FINANCIAL STATEMENTS


                    September 30, 2004 and December 31, 2003


                       THORIUM NUCLEAR ENERGY CORPORATION
                          (A Development Stage Company)
                                 Balance Sheets


                                     ASSETS
                                     ------

                                                            September 30,     December 31,
                                                                2004             2003
                                                              --------          --------
                                                            (Unaudited)

CURRENT ASSETS

      Prepaid expenses                                        $   --            $  4,133
                                                              --------          --------

             Total Current Assets                                 --               4,133
                                                              --------          --------

             TOTAL ASSETS                                     $   --            $  4,133
                                                              ========          ========



             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

      Accounts payable                                        $  6,790          $  4,672
      Accounts payable - stockholder                            16,345             1,820
                                                              --------          --------

             Total Current Liabilities                          23,135             6,492
                                                              --------          --------


STOCKHOLDERS' EQUITY (DEFICIT)

      Common stock;100,000,000 shares authorized,
        at no par value, 32,200,000 shares issued
        and outstanding                                         32,200            32,200
      Additional paid-in capital (Deficit)                      (9,527)           (9,527)
      Deficit accumulated during the development stage         (45,808)          (25,032)
                                                              --------          --------

             Total Stockholders' Equity (Deficit)              (23,135)           (2,359)
                                                              --------          --------

             TOTAL LIABILITIES AND STOCKHOLDERS'
               EQUITY (DEFICIT)                               $   --            $  4,133
                                                              ========          ========



The accompanying notes are an integral part of these financial statements.


                       THORIUM NUCLEAR ENERGY CORPORATION
                          (A Development Stage Company)
                            Statements of Operations
                                   (Unaudited)
                                                                                                      From
                                           For the Three                 For the Nine             Inception on
                                           Months Ended                  Months Ended             August 19,
                                           September 30,                 September 30,            1983 Through
                                  ----------------------------    ----------------------------    September 30,
                                       2004           2003            2004            2003            2004
                                  ------------    ------------    ------------    ------------    ------------


REVENUES                          $       --      $       --      $       --      $       --      $       --

EXPENSES

     General and Administrative          5,671             110          20,144             445          45,176
                                  ------------    ------------    ------------    ------------    ------------

          Total Expenses                 5,671             110          20,144             445          45,176
                                  ------------    ------------    ------------    ------------    ------------


LOSS FROM OPERATIONS                    (5,671)           (110)        (20,144)           (445)        (45,176)
                                  ------------    ------------    ------------    ------------    ------------


OTHER EXPENSES

     Interest Expense                     (271)           --              (632)           --              (632)
                                  ------------    ------------    ------------    ------------    ------------

          Total Other Expenses            (271)           --              (632)           --              (632)
                                  ------------    ------------    ------------    ------------    ------------


NET LOSS                          $     (5,942)   $       (110)   $    (20,776)   $       (445)   $    (45,808)
                                  ============    ============    ============    ============    ============


BASIC LOSS PER SHARE              $      (0.00)   $      (0.00)   $      (0.00)   $      (0.00)
                                  ============    ============    ============    ============


WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING                32,200,000      32,200,000      32,200,000      32,200,000
                                  ============    ============    ============    ============


The accompanying notes are an integral part of these financial statements.


                       THORIUM NUCLEAR ENERGY CORPORATION
                          (A Development Stage Company)
                  Statements of Stockholders' Equity (Deficit)



                                                                                    Deficit
                                                                   Additional     Accumulated
                                            Common Stock           Paid-In         During the
                                     --------------------------    Capital        Development
                                         Shares        Amount      (Deficit)        Stage
                                     -----------    -----------    -----------    -----------
Balance at inception on
  August 19, 1983                           --      $      --      $      --      $      --

Common stock issued for
  mining claims at $0.01 per share       200,000            200          8,050           --

Net loss from inception on
  August 19, 1985 through
  December 31, 2000                         --             --             --           (8,250)
                                     -----------    -----------    -----------    -----------

Balance, December 31, 2000               200,000            200          8,050         (8,250)

Net loss for the year ended
  December 31, 2001                         --             --             --              (30)
                                     -----------    -----------    -----------    -----------

Balance, December 31, 2001               200,000            200          8,050         (8,280)

Common stock issued for
  services at $0.001 per share         2,000,000          2,000          8,000           --

Net loss for the year ended
  December 31, 2002                         --             --             --          (10,898)
                                     -----------    -----------    -----------    -----------

Balance, December 31, 2002             2,200,000          2,200         16,050        (19,178)

Cancellation of shares                (2,000,000)        (2,000)         2,000           --

Issuance of common stock
  for mining claims at
  predecessor cost                    32,000,000         32,000        (27,867)          --

Services contributed
  to the company                            --             --              290           --

Net loss for the year ended
  December 31, 2003                         --             --             --           (5,854)
                                     -----------    -----------    -----------    -----------

Balance, December 31, 2003            32,200,000    $    32,200    ($    9,527)   ($   25,032)
                                     -----------    -----------    -----------    -----------


The accompanying notes are an integral part of these financial statements.


                       THORIUM NUCLEAR ENERGY CORPORATION
                          (A Development Stage Company)
            Statements of Stockholders' Equity (Deficit) (Continued)



                                                                        Deficit
                                                         Additional    Accumulated
                                       Common Stock       Paid-In       During the
                               -----------------------    Capital       Development
                                 Shares       Amount     (Deficit)       Stage
                               ----------   ----------   ----------    ----------


Balance, December 31, 2003     32,200,000   $   32,200   ($   9,527)   ($  25,032)

Net loss for the nine months
  ended September 30, 2004
  (unaudited)                        --           --           --         (20,776)
                               ----------   ----------   ----------    ----------

Balance, September 30, 2004
  (unaudited)                  32,200,000   $   32,200   $   (9,527)   $  (45,808)
                               ==========   ==========   ==========    ==========


The accompanying notes are an integral part of these financial statements.

                      THORIUM NUCLEAR ENERGY CORPORATION
                          (A Development Stage Company)
                            Statements of Cash Flows
                                  (Unaudited)
                                                                                         From
                                                                                      Inception on
                                                              For the Nine              July 1,
                                                              Months Ended            1983 Through
                                                              September 30,           September 30,
                                                        --------------------------    -----------
                                                           2004           2003            2004
                                                        -----------    -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                           $   (20,776)   $      (445)   $   (45,808)

     Adjustments to reconcile net loss
       to net cash used by operating activities:

           Impairment loss on mining claims                    --             --            8,250
           Common stock issued for services                    --             --           10,000
           Contributed services by shareholder                 --             --              290

     Changes in operating assets and liabilities

           Decrease in prepaid expenses                       4,133           --            4,133
           Increase in accounts payable                       2,118            250          6,790
           Increase in account payable - shareholder         14,525            195         16,345
                                                        -----------    -----------    -----------

                Net Cash Used by Operating Activities          --             --             --
                                                        -----------    -----------    -----------


CASH FLOWS FROM INVESTING ACTIVITIES                           --             --             --
                                                        -----------    -----------    -----------

CASH FLOWS FROM FINIANCING ACTIVITIES                          --             --             --
                                                        -----------    -----------    -----------

           NET DECREASE IN CASH                                --             --             --

           CASH AT BEGINNING OF PERIOD                         --             --             --
                                                        -----------    -----------    -----------

           CASH AT END OF PERIOD                        $      --      $      --      $      --
                                                        ===========    ===========    ===========

SUPPLIMENTAL DISCLOSURES OF
     CASH FLOW INFORMATION

     CASH PAID FOR:

           Interest                                     $      --      $      --      $      --
           Income Taxes                                 $      --      $      --      $      --


     NON-CASH FINANCING ACTIVITIES

           Common stock issued for services             $      --      $      --      $    10,000
           Common stock issued for mining claims        $      --      $      --      $     8,250
           Common stock issued for prepaid services     $      --      $      --      $     4,133
           Contributed services by shareholders         $              $              $       290

The accompanying notes are an integral part of these financial statements.

                       THORIUM NUCLEAR ENERGY CORPORATION
                          (A Development Stage Company)
                        Notes to the Financial Statements
                                        7
NOTE 1 -  CONDENSED FINANCIAL STATEMENTS

       The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at September 30, 2004 and 2003, and for all periods presented herein, have been made.

       Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2003 audited financial statements. The results of operations for the periods ended September 30, 2004 and 2003 are not necessarily indicative of the operating results for the full years.

NOTE 2 - GOING CONCERN

       The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

       In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a merger or other business combination with an existing operating company. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

       The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         Nevada General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Nevada corporate law or obtained an improper personal benefit. The Registrant has limited the liability of its directors for money damages in Article III of its Bylaws, which reads as follows:

         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability for (i) any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under applicable Corporation Law; or (iv) any transaction from which the director derived any improper personal benefit. The foregoing sentence notwithstanding, if the Corporation Law is hereafter amended to authorize further elimination or a limitation on the liability of a director of a corporation, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the Corporation Law, as so amended.

         Any repeal or modification of this Article III by (i) the stockholders of the Corporation or (ii) amendment to the Corporation Law of Nevada (unless statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection, existing immediately prior to the effectiveness of repeal or modification with respect to any acts or omissions occurring either before or after repeal or modification, of a person serving as a director at the time of repeal or modification.

         Nevada Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant has provided for indemnification of directors, officers, employees and agents in Article III of its Bylaws, which reads as follows:

         The Corporation shall indemnify, and advance expenses to, its directors, officers, employees and agents, and all persons who at any time served as directors, officers, employees or agents of the Corporation, to the maximum extent permitted, and in the manner provided by, Nevada Corporation Law, as amended, or any successor provisions, and shall have power to make any other or further indemnity permitted under the laws of the State of Nevada. The indemnification provided for herein shall not be deemed exclusive of any other right to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of a person. Any repeal or modification of this
Article III by (i) the stockholders of the Corporation or (ii) amendment to the Corporation Law of Nevada (unless statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection, existing immediately prior to the effectiveness of repeal or modification with respect to any acts or omissions occurring either before or after repeal or modification, of a person serving as a director at the time of repeal or modification.





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                                       54

Item 25. Other Expenses Of Issuance And Distribution

         The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities being registered, none of which are payable by the selling stockholders:

Registration Statement
Filing Fee                                       $    407.98
Legal Fees and Expenses                             7,500.00
Accounting fees and expenses                        3,000.00
Miscellaneous                                       1,000.00
                                                 --------------
Total                                            $ 11,907.98











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                                       55

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, the following securities were sold by us without registration under the Securities Act. Except as otherwise indicated, the securities were sold by in reliance upon the exemption provided by Section 4
(2) of the Securities Act, among others, on the basis that transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide:

Pete Wells                         10,000,000,  acquired in exchange  for mining
                                   claims on 12/31/2003

Edward Cowle                       10,000,000,  acquired in exchange  for mining
                                   claims on 12/31/2003

Geoffery Williams                  2,000,000,  acquired in  exchange  for mining
                                   claims on 12/31/2003

H. Deworth  Williams               171,200,  acquired  for services on 2/20/2004
                                   10,000,000, acquired in exchange for mining claims on 12/31/2003

Steven F. Kessler                  Granted  and  exercised  options  on  300,000
                                   shares of common stock at $0.001.







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                                       56

Item 27. Exhibits and Financial Statement Schedules.

         (a) Exhibits:

           *3.1  --    Certificate of  Incorporation  of Thorium  Nuclear Energy
                       Corporation

           *3.2  --    Bylaws of Thorium Nuclear Energy Corporation.

           *4.1  --    Specimen common stock certificate.  (Description included
                       in Exhibit 3.1)

            4.2  --    Thorium Nuclear Energy Corporation 2004 Stock Option Plan

          *10.1  --    Assignment Agreement

           23.1  --    Consent of HJ  & Associates, LLC.

           23.2  --    Consent of Harry Winderman, Esq.

          *25.0  --    Power of Attorney, included on the signature page to this
                       registration statement


--------------------------
*    Included as Exhibit to Form SB-2 filed April 19, 2004.







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                                       57

ITEM 28.    UNDERTAKINGS.

The undersigned registrant undertakes:

1)  File,  during   any  period  in which it  offers  or  sales  securities,  a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10 (a) (3) of the Securities Act of 1993;

         (ii) Reflect in the prospectus any facts or events which,  individually
or  together,   represent  a  fundamental  change  in  the  information  in  the registration statement;

         (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and in the offering of securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer by the above provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against liabilities (other than the payment by the small business issuer of expense incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of issue.




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                                       58

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Boca Raton, Florida, on the 25th day of January, 2005.

                          THORIUM NUCLEAR ENERGY CORPORATION

                          By: /s/ Steven F. Kessler
                              ------------------------------------
                          Steven F. Kessler, President

POWER OF ATTORNEY

         By the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                       TITLE                       DATE
         ---------                       -----                       ----

/s/ Steven F. Kessler               President                 January 25, 2005
-----------------------------       Director
Steven F. Kessler

/s/ Pete Wells                      Director                  January 25, 2005
-----------------------------
Pete Wells


/s/ Geoffrey Williams               Secretary
------------------------------      Director                  January 25, 2005
Goeffrey Williams










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                                       59